Exhibit 16.1

March 13, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of University General Health Systems, Inc. dated March 13, 2013 of University General Health Systems, Inc. and are in agreement with the statements contained in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ UHY LLP